Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 11, 2008, with respect to the consolidated financial statements and schedule included in the Annual Report of Handleman Company on Form 10-K for the year ended May 3, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Handleman Company on Forms S-8 (File No. 333-69389, effective December 21, 1998; File No. 333-72622, effective January 11, 2001; File No. 333-72624, effective January 11, 2001; and File No. 333-120485, effective November 15, 2004).

/s/ GRANT THORNTON LLP

Southfield, Michigan

August 11, 2008